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                                                                    EXHIBIT 99.3



                    Andy McGillicuddy, 781-487-2144
                    Dana Kawiecki, 781-487-2124

                       PRIMARK COMPLETES THE SALE OF TIMCO
             COMPANY IS NOW DEDICATED SOLELY TO INFORMATION SERVICES

WALTHAM, MA, September 23, 1998 -- Primark Corporation (NYSE/PSE: PMK) has completed the previously announced sale of its heavy aircraft maintenance unit, the Triad International Maintenance Corporation (TIMCO), to a division of the Aviation Sales Company for a cash purchase price of $70 million. The after tax proceeds to Primark from the transaction, exclusive of all closing adjustments, is expected to be approximately $58 million. As a closing adjustment, Primark has contributed $8 million to TIMCO, which is the approximate amount of cash contributed by TIMCO to Primark since July 1, 1998. The pre-tax book gain on the sale of TIMCO is expected to be approximately $24 million.

"This transaction allows us to concentrate exclusively on the development and integration of our financial, economic and market research information businesses. The sale provides more resources for our share repurchase program and strengthens our already solid capital position," said Joseph E. Kasputys, Chairman, and CEO of Primark. "I would also like to add how grateful I am for having had the opportunity to work with the dedicated and capable employees of TIMCO and wish them continued success and prosperity," he added.

Primark Corporation (www.primark.com), headquartered in Waltham, Massachusetts, is a $400 million global information services company that collects, integrates and delivers financial, economic and market research information. Primark has customers in 61 countries and 80 offices in 21 countries, and serves financial, corporate and government decision-makers worldwide.


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